EXHIBIT 14.1

D E V I S S E R G R A Y L L P
CHARTERED ACCOUNTANTS

401 - 905 West Pender Street
Vancouver, BC Canada
V6C 1L6

Tel: (604) 687-5447
Fax: (604) 687-6737

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors,
Atna Resources Ltd.

We consent to the inclusion in the Annual Report of Atna Resources Ltd. on Form 20-F of our report to the shareholders on the consolidated financial statements of that company as at December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006. Our report was dated March 20, 2007.

/s/ “De Visser Gray LLP”

Chartered Accountants
Vancouver, BC, Canada
March 29, 2007